Exhibit 99.1

PRESS RELEASE

CMGI REPORTS FINANCIAL RESULTS FOR THIRD

QUARTER OF FISCAL 2008

WALTHAM, Mass. — June 9, 2008 – CMGI®, Inc. (NASDAQ: CMGI) today reported financial results for its third quarter of fiscal year 2008, ended April 30, 2008.

Financial Summary

•	Net revenue of $239.2 million, a decrease of 15.2% compared to the third quarter of fiscal 2007
•	Gross margins improved 230 basis points to 12.9% of revenue compared with 10.6% in the prior year period
•	Operating income of $10 thousand compared to operating income of $877 thousand in the third quarter of 2007
•	Net loss of $2.6 million, or ($0.05) per share, compared with net income of $9.4 million, or $0.19 per share, in the same period last year
•	Non-GAAP operating income of $7.6 million, an increase of 1.5% from non-GAAP operating income in the third quarter of the prior year

Consolidated Financial Results

“During the third quarter, we continued to execute our strategy and position our business for growth,” said Joseph C. Lawler, Chairman, President and Chief Executive Officer of CMGI. “We made very good progress with our sales and marketing initiatives, which are enabling us to introduce new solutions, secure new engagements and build our sales pipeline. In addition, we made progress with the implementation of our ERP platform and continued to execute our acquisition strategy. The recently announced acquisitions of Open Channel Solutions® and PTS Electronics strengthen our market position and will also help improve the growth and profitability of our company.”

“We expected revenue for the third quarter of fiscal 2008 to be lower than the third quarter of fiscal 2007 due to two previously announced discontinued programs,” continued Lawler. “In addition, we experienced volume declines in some client programs and delays in the startup of some new engagements. As a percentage of revenue, gross margins improved by 230 basis points, which resulted in an increase in non-GAAP operating income despite the lower revenue in the quarter. The continuous improvement we’ve been showing in gross margins is the result of executing our long-term strategy,” added Lawler.

CMGI reported net revenue of $239.2 million for the third quarter of fiscal 2008, a 15.2% decrease compared to net revenue of $282.1 million for the same period one year ago. As a percentage of revenue, gross margins improved to 12.9% for the third quarter of fiscal 2008, from 10.6% in the third quarter of fiscal 2007. The improvement in gross margin was attributed to work and geography mix as well as continuous improvement initiatives.

Selling, General and Administrative expense (SG&A), including restructuring and amortization of stock compensation for the third quarter of 2008 was $30.9 million compared to $29.1 million in the third quarter of fiscal 2007. The increase in SG&A was primarily due to higher restructuring costs, planned IT investments and SG&A expenses related to Open Channel Solutions, which was acquired during the quarter.

As a result of the factors noted above, operating income was $10 thousand for the third quarter of fiscal 2008, compared to $877 thousand for the prior year period.

Net loss for the third quarter of 2008 was $2.6 million, or ($0.05) per share, compared to net income of $9.4 million, or $0.19 earnings per share, for the same period in the prior fiscal year. Net results include a change in other income (loss) from $7.8 million in the third quarter of fiscal 2007 to a loss of $70 thousand in the third quarter of fiscal 2008. This change was primarily due to a decline in interest income of approximately $1.1 million and a decline of $4.6 million related to @Ventures liquidity events. Net loss for the third quarter of 2008 also includes a tax expense of $3.2 million, compared with a tax benefit of $900 thousand in the prior year period due to a shift in the geographic distribution of income, an increase in the tax rate in China and some discrete tax-related items.

Excluding net charges related to depreciation, restructuring and amortization of intangibles and stock-based compensation, non-GAAP operating income was $7.6 million for the third quarter of fiscal 2008, a 1.5% increase compared with non-GAAP operating income of $7.5 million for the same period in fiscal 2007.

As of April 30, 2008, CMGI had working capital of approximately $300.7 million compared with $326.8 million at April 30, 2007. Included in working capital as of April 30, 2008 were cash, cash equivalents and available-for-sale securities totaling $248.6 million compared to $250.3 million at April 30, 2007. During the third quarter of 2008, the Company repurchased approximately 114,000 shares of its common stock for aggregate consideration of approximately $1.3 million, as part of the Company’s stock repurchase program. The Company repurchased fewer shares than in prior quarters as it managed its cash needs leading up to the acquisition of PTS Electronics on May 2, 2008.

“Our balance sheet continues to be extremely strong and provides a solid foundation for future growth,” said Steven G. Crane, CMGI’s Chief Financial Officer. “We had cash and cash equivalents and available-for-sale securities of $248.6 million at the end of the third quarter and continued to have no outstanding bank debt. During the third quarter we used cash for the purchase of Open Channel Solutions, made planned investments in our operations, and continued our stock repurchase program.”

“As we enter the fourth quarter of fiscal 2008, we are encouraged with the amount of new engagements we have secured and the size and make-up of our sales pipeline. We do remain cognizant of the effects of the uncertain economic environment on our existing business and the expenses needed for the startup of the new business secured over the past few months. Based on these factors, we are revising our financial guidance ranges for fiscal 2008,” concluded Crane.

Outlook

The Company now expects revenue of approximately $1.05 billion to $1.10 billion, compared with its previous range of $1.10 billion to $1.15 billion and operating income, before any restructuring expenses, to be at the low end of its previous guidance of 2.0% to 2.5% of revenue in fiscal 2008. Restructuring expenses for fiscal 2008 are expected to be $5 million to $8 million.

Conference Call Information

CMGI will hold a conference call to discuss its fiscal 2008 third quarter results at 5:00 p.m. EDT on June 9, 2008. Investors can listen to the conference call on the Internet at www.ir.cmgi.com. To listen to the live call, go to the website at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, CMGI has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling CMGI’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About CMGI

CMGI, Inc. (NASDAQ: CMGI), through its subsidiaries ModusLink® , Open Channel Solutions and PTS Electronics, provides industry-leading global supply chain management services and solutions that help businesses market, sell and distribute their products around the world. In addition, CMGI’s venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, visit www.cmgi.com.

CMGI is a registered trademark of CMGI, Inc., ModusLink is a registered trademark of ModusLink Corporation, Open Channel Solutions is a registered trademark of Open Channel Solutions, Inc. and PTS Electronics is a trademark of PTS, Inc.

All share and per share data for the prior year period which appears in this press release and the accompanying tables has been adjusted to reflect the 1-for-10 reverse stock split of the Company’s common stock effective October 31, 2007.

This release contains forward-looking statements, which address a variety of subjects including, for example, expected revenues, gross margins to be achieved and restructuring charges to be incurred in fiscal 2008, future sales growth, the further execution of CMGI’s strategic business plan and impact of that plan, prospects for growth, the strength of the Company’s sales momentum and pipeline, the expected impact of strategic initiatives and financial performance, the expected benefits and impact of the OCS and PTS transactions and the expansion of capabilities expected to occur as a result of the transactions. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage CMGI’s financial condition and results of operations; ModusLink frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the venture capital portfolio may not occur; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

Steven G. Crane

Chief Financial Officer

781-663-5012

ir@cmgi.com

Media

Bob Joyce

Financial Dynamics

617-747-3620

bob.joyce@fd.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2008	April 30, 2007
Assets:
Cash and cash equivalents	$247,918	$137,325
Available-for-sale securities	674	848
Short-term investments	—	112,100
Trade accounts receivable, net	184,888	211,953
Inventories, net	68,898	67,566
Prepaid and other current assets	10,698	13,243
Current assets of discontinued operations	17	—

Total current assets	513,093	543,035

Property and equipment, net	65,500	53,162
Investments in affiliates	35,442	26,736
Goodwill	184,159	181,376
Intangible assets, net	16,258	12,922
Other assets	12,188	3,020

	$826,640	$820,251

Liabilities:
Current portion of capital lease obligations	$461	$456
Accounts payable	142,995	142,530
Current portion of accrued restructuring	5,584	4,461
Accrued income taxes	1,729	6,993
Accrued expenses	56,828	55,747
Other current liabilities	2,774	3,022
Current liabilities of discontinued operations	2,053	3,057

Total current liabilities	212,424	216,266

Revolving line of credit	—	24,786
Long-term portion of accrued restructuring	3,997	5,354
Long-term portion of capital leases obligations	78	446
Other long-term liabilities	22,783	13,211
Non-current liabilities of discontinued operations	1,136	2,256

	27,994	46,053
Stockholders' equity	586,222	557,932

	$826,640	$820,251

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CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended April 30,				Nine months ended April 30,
	2008	2007	Change		2008	2007	Change
Net revenue	$239,203	$282,078	(15.2%	)	$791,915	$890,466	(11.1%	)
Cost of revenue	208,318	252,111	(17.4%	)	683,057	789,923	(13.5%	)

Gross margin	30,885	29,967	3.1%		108,858	100,543	8.3%

	12.9%	10.6%			13.7%	11.3%
Operating expenses:
Selling	3,874	3,404	13.8%		12,169	10,489	16.0%
General and administrative	25,140	24,494	2.6%		73,202	67,056	9.2%
Amortization of intangibles	887	1,206	(26.5%	)	2,395	3,618	(33.8%	)
Restructuring, net	974	(14)	(7057.1%	)	3,342	2,181	53.2%

Total operating expenses	30,875	29,090	6.1%		91,108	83,344	9.3%

Operating income	10	877	(98.9%	)	17,750	17,199	3.2%

Other income (expenses):
Interest income	1,464	2,551	(42.6%	)	7,129	7,395	(3.6%	)
Interest expense	(190)	(660)	(71.2%	)	(1,276)	(1,901)	(32.9%	)
Other gains (losses), net	(1,815)	5,073	(135.8%	)	16,348	34,025	(52.0%	)
Equity in income of affiliates	471	868	(45.7%	)	1,334	2,002	(33.4%	)

Total other income (loss)	(70)	7,832	(100.9%	)	23,535	41,521	(43.3%	)

Income (loss) from continuing operations before taxes	(60)	8,709	(100.7%	)	41,285	58,720	(29.7%	)
Income tax expense (benefit)	3,176	(909)	(449.4%	)	7,392	3,378	118.8%

Income (loss) from continuing operations	(3,236)	9,618	(133.6%	)	33,893	55,342	(38.8%	)

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	677	(203)	(433.5%	)	(39)	273	(114.3%	)

Net Income (loss)	$(2,559)	$9,415	(127.2%	)	$33,854	$55,615	(39.1%	)

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.06)	$0.20	(130.0%	)	$0.71	$1.14	(37.7%	)
Income (loss) from discontinued operations	$0.01	$(0.01)	(200.0%	)	$(0.00)	$0.01	(100.0%	)

Net earnings (loss)	$(0.05)	$0.19	(126.3%	)	$0.71	$1.15	(38.3%	)

Shares used in computing basic earnings (loss) per share	48,493	48,476			47,449	48,452

Shares used in computing diluted earnings (loss) per share	48,493	49,055			47,628	48,717

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CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended		Nine months ended
	April 30, 2008	April 30, 2007	April 30, 2008	April 30, 2007
Net revenue:
Americas	$76,037	$87,331	$252,812	$314,788
Asia	70,929	76,352	242,024	219,915
Europe	92,237	118,395	297,079	355,763

	$239,203	$282,078	$791,915	$890,466

Operating income (loss):
Americas	$(2,908)	$608	$5,300	$13,424
Asia	9,057	7,660	32,234	25,412
Europe	(1,964)	(2,734)	(5,891)	(8,074)

	4,185	5,534	31,643	30,762
Other	(4,175)	(4,657)	(13,893)	(13,563)

	$10	$877	$17,750	$17,199

Non-GAAP operating income (loss):
Americas	$10	$2,243	$13,751	$19,611
Asia	10,926	9,800	38,226	31,328
Europe	(49)	(645)	(657)	(2,228)

	10,887	11,398	51,320	48,711
Other	(3,311)	(3,935)	(11,365)	(11,472)

	$7,576	$7,463	$39,955	$37,239

Note: Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME AND NET INCOME (LOSS)

NON-GAAP Operating income	$7,576	$7,463	$39,955	$37,239

Adjustments:
Depreciation	(4,204)	(4,107)	(12,101)	(10,452)
Amortization of intangible assets	(887)	(1,206)	(2,395)	(3,618)
Stock-based compensation	(1,501)	(1,287)	(4,367)	(3,789)
Restructuring, net	(974)	14	(3,342)	(2,181)

GAAP Operating income	$10	$877	$17,750	$17,199

Other income, net	(70)	7,832	23,535	41,521
Income tax expense (benefit)	3,176	(909)	7,392	3,378
Income (loss) from discontinued operations	677	(203)	(39)	273

Net income (loss)	$(2,559)	$9,415	$33,854	$55,615

TABLE RECONCILING ADJUSTED REVENUE GROWTH
Revenue (GAAP)	$239,203	$282,078

Less revenue from two previously announced discontinued programs	—	(33,288)

Adjusted Revenue	$239,203	$248,790

Q3 Fiscal 2008 vs. Q3 Fiscal 2007
GAAP change in revenue	(15.2%)
Adjusted change in revenue	(3.9%)

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